Exhibit 5.1

May 20, 2014

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

I am General Counsel and Secretary of Wynn Resorts, Limited, a Nevada corporation (the “Corporation”). The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of l933, as amended, 4,409,390 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), to be issued under the 2014 Omnibus Incentive Plan (the “Plan”). The shares registered (the “Shares”) may be offered and sold under the Plan.

In rendering the opinions hereinafter expressed, I have examined the Registration Statement, the Plan, and the Corporation’s Articles of Incorporation and Bylaws, each as amended to date. I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. Without limiting the generality of the foregoing, I have assumed without independent verification, that (i) each document I reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing a document has sufficient legal capacity to do so, and (iii) all original documents reviewed are authentic, the signatures on all documents examined are genuine, and all certified, conformed, photostatic or facsimile copies of documents reviewed conform to the original document.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other relevant information, I am of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable provided that any Shares issued pursuant to certain deferred payment arrangements will be fully paid when such deferred payments are made in full pursuant to the Registration Statement and the Plan.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and does not extend to or express any opinion concerning any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.

I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kim Sinatra
Kim Sinatra